This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

AGREEMENT FOR CONVERTIBLE NOTE

This Agreement for Convertible Debenture (this "Agreement") is made and entered this 14th day of May, 2007, by and between Davi Skin, Inc., a Nevada corporation (together with its subsidiaries and affiliates, "Davi"), and Amin S. Lakha, a married man in his separate estate ("Lakha").

WHEREAS, Davi has requested, and Lakha is willing to provide, subject to the terms and conditions of this Agreement, certain financing for Davi's ongoing and proposed business operations and activities; and

WHEREAS, in consideration of such financing, Davi has proposed to give to Lakha a 9% Senior Secured Convertible Note in the stated principal amount of $2,200,000 in the form of **Exhibit A** attached hereto, the terms of which are incorporated herein by this reference (the "Note"), to be secured by an Assignment and Security Agreement in the form of **Exhibit B** hereto, the terms of which are incorporated herein by this reference (the "Assignment and Security Agreement"), which instruments and terms are acceptable to Lakha; and

WHEREAS, the parties desire to memorialize the terms of their agreements and understandings, as set forth herein, now, therefore, it is hereby agreed by and between Davi and Lakha as follows:

1. Recitals True. Each of the foregoing recitals is true and incorporated into and made a part of this Agreement the same as though restated here in full.

2. Convertible Note. In consideration of the promises, representations, warranties and covenants of Davi made herein, and in exchange for delivery to Lakha of the Note, Lakha has agreed to loan and advance funds to Davi as provided in this Agreement. The Note shall be secured by Assignment and Security Agreement, which shall be executed by Davi and delivered to Lakha with the Note at the time of Lakha's funding of the Preliminary Advance.

3. Advancement of Funds. Upon the parties' full execution of this Agreement, Lakha agrees to make a first advance of funds to Davi pursuant to the Note in the amount of Two Hundred Thousand Dollars ($200,000)(the "Preliminary Advance"). Repayment, accrual of interest and/or conversion of such obligation into Conversion Shares shall be governed by the terms of the Note. To induce Lakha to make the Preliminary Advance, Davi agrees that all funds to be received by Davi from and after the date hereof pursuant to the Letter Agreement between Davi and Constellation Wines U.S., Inc., which is in the form attached as Schedule E to that certain License Agreement between Waterford Wedgwood USA, Inc., and Robert Mondavi Company dated effective as of February 7, 2006, shall be deposited into and held in a separate depository account to be established by Lakha with Bank of America, which account shall be established with terms providing that no withdrawals shall be made therefrom except upon express instructions from Lakha, the funds held in such account to be held as additional security to Lakha for repayment of the Preliminary Advance (and as applicable the Initial Advance). Davi agrees to provide not later than five (5) business days after the date hereof written instructions to the parties under the aforementioned License Agreement to deposit all funds payable to Davi hereunder (including under Schedule E thereto) into said account, a copy of

ORIGINAL

From: 310 827 0800 Page 2/7 Date 8/16/2007 10:31:33 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

which instructions shall also be provided to Lakha. On or before June 8, 2007, Lakha shall determine, in his sole and absolute discretion, whether to make an additional advance to Davi pursuant to the Note of an additional Three Hundred Thousand Dollars ($300,000) which, combined with the Preliminary Advance shall constitute the "Initial Advance" hereunder. Additional advances thereafter, up to the total principal amount of the Note, shall be subject to the absolute and sole discretion of Lakha, who shall have no obligation, express or implied, to make further advances. The Note shall be due and payable according to its terms with respect to the Preliminary Advance and, if applicable, the Initial Advance and any further advances made thereon by Lakha and any decision by Lakha, if made, not to make any additional advances shall not modify, amend, alter or in any other way affect the terms, conditions and provisions of the Note other than the principal balance thereon. If Lakha determines not to make any additional advance following the Preliminary Advance, or if any such additional advance or advances shall, with the Preliminary Advance, total less than the amount of the Initial Advance, then the terms of Sections 4.2 through 4.6 hereof shall not apply.

4. <u>Consideration for Initial Advance</u>. In consideration of and subject to Lakha's delivering funds to Davi in the aggregate amount of the Initial Advance, Davi hereby agrees to provide each of the following to Lakha:

4.1 The Note (which in any event shall be delivered to Lakha in consideration of the Preliminary Advance);

4.2 Two Hundred Thousand (200,000) shares of the common voting stock of Davi, Inc., transferred without additional consideration to Lakha by Hepburn Group;

4.3 Invitation to become a member of the Board of Directors of Davi (i.e., Davi hereby represents and warrants to Lakha that, upon Lakha's delivery of the Initial Advance to Davi, and in consideration therefor, shareholders of Davi with shares sufficient to do so shall elect Lakha to the Board of Directors of Davi);

4.4 Option to purchase 125,000 shares of common voting stock of Davi with an option price of $.25 per share pursuant to Incentive Stock Option Agreement in the form of **Exhibit C** hereto;

4.5 Option to purchase additional 125,000 shares of common voting stock of Davi with an option price of $.25 per share pursuant to assignment to Lakha by Carlo Mondavi of option rights held by Mondavi as evidenced by the letter agreement from Carlo Mondavi to Lakha, a true copy of which is attached as **Exhibit D** hereto, the terms of which shall be binding upon Davi the same as though restated here in full; and

4.6 Stock Purchase Warrants as described in Section 6 hereof proportionate to the amount of funds actually advanced by Lakha pursuant to the Note (*i.e.*, if Lakha has advanced $1,000,000 pursuant to the Note and is requested by Davi to make additional advances but declines to do so, Lakha shall have Stock Warrants to acquire 10/22nds of the number of shares of Davi provided for in the Stock Warrants on the terms of the Stock Warrants described and referred to in Section 6 and **Exhibit F** hereof).

From: 310 827 0600 Page 3/7 Date: 8/16/2007 10:31:33 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

Davi's agreement to provide the foregoing on receipt of funds totaling the Initial Advance shall remain open and not subject to withdrawal or modification by Davi (except with Lakha's express consent) through the date stated in Section 3 hereof.

5. Davi Options if Note Not Fully Funded. Following the Initial Advance, Davi shall notify Lakha at such times as Davi may request additional advances pursuant to the Note as to the amount and date for such requested additional funds, which date for funding shall be not sooner than thirty (30) days following the date of Lakha's receipt of such request. Lakha shall notify Davi in writing not less than ten (10) days prior to the date for delivery of the requested funds whether Lakha will make the requested advance. A failure by Lakha to give such notice shall constitute notice to Davi that Lakha intends not to make the additional advance. If Lakha fails to provide a notice or provides a notice stating Lakha does not intend to make the requested advance, then Davi shall have the right to seek funding from other sources, and the amount of the Note shall be deemed amended to the amount actually advanced by Lakha thereunder, and Lakha shall have neither the obligation nor the right to make additional advances under the Note. The Note in such event shall remain in full force and effect according to its terms and the amount due thereunder shall be the total of the advances made by Lakha plus interest thereon less any amount paid to Lakha thereunder. If Lakha does not give notice of intent to make an additional requested advance, Davi shall have the right to seek funding from other sources and shall have no further obligation to tender to Lakha the opportunity to make additional advances pursuant to the Note.

6. Consideration for Full Funding of Note. In the event Lakha elects to make and does make additional advances up to the stated principal amount of the Note ($2,200,000), in consideration therefor, Lakha shall receive, in addition to the consideration described in Section 4 hereof, Stock Purchase Warrants in the form of **Exhibit E** hereto (the "Stock Warrants") to purchase 4,000,000 shares of common voting stock of Davi with an exercise price of $.75 per share. If Davi has not requested funds in the full principal amount of the Note ($2,200,000) as of the first anniversary of the Note, and if Lakha has fully funded all requests made to that date, then Lakha shall have no obligation to fund any further requests for funds under the Note but shall, on said first anniversary date, receive the Stock Warrants the same as though the Note had been funded in full, and Lakha's right to exercise such Stock Warrants shall not be subject to or conditioned upon Lakha's making of any further advances. If, prior to the first anniversary of the Note, Lakha elects not to advance funds pursuant to the Note and as provided in Section 5 above in response to a request from Davi (which Lakha shall at all times retain the right to do), providing Lakha has made the Initial Advance, Lakha shall be entitled to Stock Warrants under the terms of **Exhibit F** in an amount proportionate to the amount of advances made by Lakha pursuant to the Note, as indicated in the example in Subsection 4.6 above.

7. Lakha Equity Interest; Protection Against Dilution of Interest. Davi acknowledges and agrees that, as an inducement to Lakha to make the Initial Advance, Davi has promised Lakha that, upon receipt and exercise of all of the stock options and stock purchase warrants described above, Lakha shall hold common voting shares of stock representing an equity ownership of Davi equal to not less than thirty two and nine-tenths percent (32.9%) of the total outstanding equity ownership interests of Davi (the "Lakha Ownership Position") and that Lakha has entered into this Agreement and has agreed to make the Initial Advance on the basis of the consideration recited in this Agreement and the assurance that, upon receipt and exercise of all of

From: 310 827 0600 Page 4/7 Date 8/16/2007 10:31:33 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

the stock options and stock purchase warrants described above, Lakha shall hold common voting shares of stock representing an equity ownership of Davi equal to not less than the Lakha Ownership Position. As further protection against dilution of said ownership interest, Davi covenants and agrees to the following terms and provisions:

7.1 If Davi seeks or requires additional funding or capital investment for purposes of an acquisition or other action that will increase the overall value of Davi, Lakha shall have a right of first refusal to acquire sufficient shares as part of such offering so as to maintain the Lakha Ownership Position;

7.2 If Davi should issue additional shares of stock of any class or stock options, warrants or other rights which could become shares of stock owned in Davi, a sufficient number of shares of the same class as so offered shall be offered and tendered to Lakha on the same terms and conditions (including, but not limited to, price) as included in said offering so that, upon Lakha's acquisition of such tendered or offered shares, Lakha shall retain the Lakha Ownership Position.

8. Lakha Nominees. Lakha shall have the right to nominate or designate one or more persons or entities to receive any of the benefits to be attained by Lakha under this Agreement, including, but not limited to the right to acquire shares of stock in Davi pursuant to the Warrants and options herein described. No condition or restriction shall be applicable to the person(s) or entity(ies) so designated to become shareholders of Davi pursuant to the shares so issued.

9. Davi Covenants, Representations and Warranties. In consideration of the Initial Advance and such other actions as Lakha may elect to make pursuant to this Agreement or the instruments identified as exhibits hereto, Davi hereby covenants, represents and warrants to Lakha and to Lakha's assigns, successors and designees as follows, each of which is material and may be justifiably relied upon by Lakha, his assigns and successors:

9.1 The entire ownership of Davi consist of a single class of common voting shares of stock. There are no other classes of stock or forms of ownership of Davi (preferred, non-voting, other classes, etc.). The total of outstanding and issues shares of stock of Davi as of the date hereof, including all shares of stock in Davi for which options, warrants and other rights of acquisition have been issued or given, is 25,661,000 shares, which amount includes the total of shares which would be obtained by Lakha upon exercise of the total of all options and Stock Warrants obtainable by Lakha pursuant to this Agreement. Davi covenants and agrees not to authorize or issue any additional shares, options or warrants without notice to Lakha and the right of Lakha to exercise the rights specified in Section 7 of this Agreement.

9.2 All of the representations, warranties and covernants of Davi contained in the Assignment and Security Agreement and in the Note are hereby incorporated and made a part hereof as though re-stated here in full.

9.3 Davi and its officers and directors have completed all necessary corporate actions required for the entry into and performance of its obligations under this

From 310 827 0600 Page 5/7 Date 8/16/2007 10:31:34 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

Agreement. Davi's entry into this Agreement and its performance hereof have been fully approved, authorized, and consented to by the board of directors and all other officials and persons interested in Davi from whom approval, authorization or consent is or may be required. The person or persons executing this Agreement on behalf of Davi are fully authorized to act for and bind Davi to the terms and conditions hereof.

9.4 All actions required to comply with all applicable laws, including, but not limited to the securities laws of the United States and of the States of California and Nevada and every other State and jurisdiction in which Davi has or may offer shares of stock in Davi have been completed, and the offer and acceptance of the terms of this Agreement, the Note and the Assignment and Security Agreement and the offer and issuance of the shares of Davi stock to Lakha are in compliance with and not in breach or violation of any applicable law. Davi acknowledges and agrees that Lakha has not undertaken any investigation to ascertain the lawful status of any security offered or to be delivered to Lakha pursuant to this Agreement or any document identified as an Exhibit hereto and that Lakha has relied and shall rely upon Davi to assure that all registrations, filings, publications and other actions required for the transactions described herein or comprised hereof to be in compliance and conformance with the requirements of applicable law, including, but not limited to the securities laws of the United States and of each state whose laws may be applicable hereto, and Davi, by its execution and performance of this Agreement represents, covenants and warrants to Lakha for the benefit of Lakha and his successors and assigns that all such actions have been and, to the extent required, shall continue to be taken and completed.

9.5 There is no lawsuit, claim, administrative proceeding, notice, citation, governmental investigation or inquiry, or other action pending which names or refers to Davi or any person or entity which owns any ownership interest in Davi which in any way may impede, prevent, hinder, delay, qualify, restrict or otherwise impair the ability of Davi to perform any of its covenants, agreements or obligations to Lakha as contained herein or in any document or instrument referred to herein.

9.6 Davi has paid all taxes and fees and amounts owing to any governmental entity or agency now due, is registered and qualified to do business in every state in which it is conducting business and required to so register and has met all legal and governmentally imposed requirements to perform its obligations arising under or which may arise pursuant to this Agreement.

10. Further Assurances. Davi agrees to execute and deliver all additional documents, instruments, certificates and acknowledgments as may be required or requested by Assignee to effectuate the terms and actions described herein.

11. Assignment, Binding Effect. This Agreement and the obligations and rights of the parties hereunder, shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns, except that Davi may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lakha, which consent may be withheld or denied in Lakha's sole and absolute discretion.

From: 310 827 0600 Page 6/7 Date 8/16/2007 10:31:34 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

12. Amendments to be in Writing. Changes in or amendments or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), only upon written consent of Davi and Lakha. Any proposed, purported or alleged change, modification or amendment to this Agreement which is not fully set forth in a writing signed by Davi and Lakha shall be null and void and of no force or effect.

13. Notices. All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by reliable overnight courier service, or delivered by hand, to the Davi at the principal offices of Davi or to Lakha at the address provided by Lakha to Davi for purposes of giving notices to Lakha, or to such other address as may be furnished in writing to the other party hereto and shall be effective upon receipt, providing that any such other address must be within the United States at a location accessible at all times during normal business hours by the general public.

14. Applicable Law; Forum for Actions. This Agreement will be governed by and interpreted and construed in accordance with the internal laws of the State of California (without reference to principles of conflicts or choice of law that would result in the application of laws of another jurisdiction). Davi and Lakha, by their acceptance hereof, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in Los Angeles in the State of California over any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect to such action or proceeding may be heard and determined in such state or federal court. Davi and Lakha each agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

15. Resolution of Conflicting Terms. It is the intent of the parties that this Agreement and the instruments and documents referred to herein as Exhibits and other documents necessary to effect the transactions described and referred to herein be construed and interpreted in the manner so that no conflict between or among such instruments and documents, including this Agreement, exists. In the event of a conflict between an express term of any such instrument or exhibit and any implied but not-expressed term of this Agreement, the express terms of such instrument shall control. In the event of a direct, irreconcilable conflict between the expressly stated terms of this Agreement and the terms of any instrument referred to as an Exhibit herein, to the extent this Agreement expressly addresses the matter as to which a conflict exists, the express terms of this Agreement shall govern.

16. Entire Agreement. This Agreement, including the instruments referred to herein and the Exhibits attached hereto, contains the entire understanding and agreement of the parties with respect to the subject matter described herein. Any prior understandings and agreements, written or oral, are of no force or effect.

From: 310 827 0600 Page 7/7 Date 8/16/2007 10:31:34 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of the 14th day of May, 2007.

DAVI SKIN, INC., a Nevada corporation

By: ______________________
Name: Joe Spellman
Title: President, CEO

LAKHA:

____
Amin S. Lakha

From: 310 827 0600 Page 8/8 Date 8/16/2007 10:40:38 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, REGISTRATION UNDER SAID ACT.

THIS IS A 9% SENIOR SECURED CONVERTIBLE NOTE DATED MAY 15, 2007, IN THE AGGREGATE PRINCIPAL AMOUNT OF $2,200,000 MADE BY BORROWER IN FAVOR OF HOLDER (THE " NOTE"). BY VIRTURE OF THE ISSUANCE AND ACCEPTANCE OF THIS INSTRUMENT. IT IS THE INTENT OF BORROWER AND HOLDER THAT THE INDEBTEDNESS OF THIS INSTRUMENT SHALL CONSTITUTE ALL THE INDEBTEDNESS OF THE NOTE

A 9% SENIOR SECURED CONVERTIBLE NOTE DUE MAY 15, 2010

$2,200,000 May 15, 2007

FOR VALUE RECEIVED, the undersigned, DAVI SKIN, INC. ("Borrower"), promises to pay to AMIN S. LAKHA or his successors or assigns, as the case may be (in each case, "Holder"), the principal sum of TWO MILLION, TWO HUNDRED THOUSAND DOLLARS ($2,200,000), or the balance thereof, together with interest from the date of each advance thereon on the unpaid balance of such principal amount from time to time outstanding, at the rate of nine percent (9.00%) per annum, until paid in full or converted pursuant to the terms hereof.

The obligations of the Borrower under this Note are to be secured as set forth in the Assignment and Security Agreement of even date herewith (the "Assignment and Security Agreement").

Terms used in this Note without definition have the meanings given to such terms in the Assignment and Security Agreement.

The terms and conditions of the Agreement for Convertible Note dated the same date as this Note shall be binding on both the Holder and Borrower as if the Agreement where set forth fully and completely in this Note.

1. **Principal and Interest.**

(a) Subject to the terms and conditions of this Note, the principal and interest on this Note shall be due and payable as follows:

(i) Interest on this Note that accrues until the Maturity Date shall accrue at a rate of 9.00% per annum. All accrued interest shall be due and payable in full to Holder at six (6) month intervals, with the first such payment due on the date that is exactly six

EXHIBIT A

From: 310 827 0600 Page: 2/28 Date: 8/16/2007 11:43:32 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

(6) months from the date of this Note, the next such payment due on the first anniversary of this Note, and due at successive six month intervals in the same manner until the Maturity Date.

(ii) The entire unpaid balance of principal and interest not previously paid shall be immediately due and payable in full on the earlier to occur of May 15, 2010 (the "Maturity Date") or an Acceleration Event (as hereinafter defined)

(iii) If the entire unpaid balance under this Note is not paid in full or converted into shares of Common Stock pursuant to Section 2 hereof on or prior to the Maturity Date, then after the Maturity Date, the unpaid balance of the principal under this Note and any accrued interest thereon shall bear interest at the rate of twelve percent (12%) per annum (the "Default Rate"). Following the occurrence of any Default, interest shall accrue hereunder at the Default Rate until such Default is fully cured. The Default Rate shall apply without requirement of notice given by Holder to Borrower upon the occurrence of events described in the first sentence of this Subsection or upon the occurrence or existence of a Default. All computations of interest payable hereunder shall be on the basis of a 365-day year and actual days elapsed in the period of which such interest is payable. If any interest rate under this Note exceeds the maximum rate permitted by law, such rate shall be reduced to the maximum rate of interest permitted by law.

(iv) For the purposes of this Note, the term "Acceleration Event" shall mean the occurrence of any of the following events: (A) a Change of Control of the Borrower, (B) a sale by the Borrower of any of its assets resulting in net proceeds to the Borrower in excess of Five Million Dollars $5,000,000, however Borrower will assure Holder that any such assets sale will take into consideration the value of funds provided by Holder at the time of the sale or (C) the occurrence of a Default hereunder or under the Assignment and Security Agreement which is not cured as expressly provided herein or which is waived in writing by Holder. For the purposes of this Note, the term "Change of Control" shall mean (i) any consolidation or merger of the Borrower with or into any other person(s) or entity(-ies) (other than a wholly owned subsidiary of the Borrower), (ii) a sale (whether in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower, or an issuance, sale, transfer or other disposition of the majority of the shares the voting capital stock of the borrower, or (iii) the acquisition by any person or entity of beneficial ownership (determined as provided in rule 13d-3 under the Securities Exchange Act) of a majority of the outstanding common stock of the Borrower.

(b) The principal under this Note and any interest accrued thereon may be prepaid by the Borrower at any time prior to the Maturity Date, without any fees or penalties to the Borrower for prepayment; provided that, at least sixty (60) days prior to any such prepayment, the Borrower shall provide to the Holder reasonable written notice of its intent to prepay this Note, during which notice period, the Holder shall have the option to convert this Note in accordance with Section 2 hereof. If Borrower gives a notice of intent to prepay the balance then owing under this Note in full, the notice must be unconditional and irrevocable, and must state the date on which the prepayment will occur (the "Prepayment Date"), which date shall be not less than sixty (60) days following the date of Holder's receipt of the notice. Once such notice has been given to Holder, the Prepayment Date as specified in the notice shall be the Maturity Date hereunder. Following receipt of such notice, Holder shall have the right (but not

From: 310 827 0600 Page: 9/28 Date: 8/16/2007 11:43:33 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

the obligation) to convert the entire balance then owing hereunder (including such additional amount as may be owing as a result of additional advances made by Holder pursuant to the immediately-following sentence) to Conversion Shares at the Conversion Price, by giving notice of Holder's exercise of such right, which notice must be given in writing to Borrower not later than ten (10) calendar days prior to the Prepayment Date (the "Election Date") Following Holder's receipt of such notice from Borrower, if the total of advances hereunder is less than the stated principal hereof, then not later than the Election Date, Holder shall have the right (but not the obligation) to make an additional advance to Borrower in such amount as Holder may elect, so that the total advanced hereunder is not more than the stated principal amount of this Note, in which event, if Holder exercises the right to convert the balance hereunder to Conversion Shares at the Conversion Price, the total amount of Conversion Shares issued shall be based upon the total advanced hereunder, including any such additional advance made by Holder as of the Election Date Partial prepayment of this Note is not permitted except upon Holder's express written consent, which may be denied in Holder's sole discretion.

2. **Right to Convert** At all times prior to full repayment of this Note or prior to conversion pursuant to Section 4.1 hereof, Holder shall have the right, but not the obligation, to convert part or all of the balance owing under this Note into shares of the common voting stock of Borrower (the "Conversion Shares") The Conversion Shares, when issued, shall be duly authorized, fully paid and non-assessable shares of common voting stock of the Borrower and treated the same as all other shares of common voting stock of Borrower. To induce Holder to accept this Note and to advance funds hereunder, Borrower represents and warrants to Holder that, as of the date of this Note, the ownership of Borrower consists of a single class of stock, all consisting of common voting shares of stock Borrower has not issued preferred shares, non-voting shares or other classes of stock. In the event Borrower should issue shares of stock or other equity or ownership interests in Borrower other than a single class of common, voting stock, the right to convert hereunder shall nonetheless be for common voting shares of stock in Borrower. To exercise the right to convert part or all of this Note, Holder shall give written notice to Borrower, which notice shall be deemed given when received in the principal office of the Borrower; provided, if the notice is received on a weekend or legally-recognized holiday, the notice shall be deemed received on the first business day thereafter. The price upon Holder's exercise of the right to convert shall be Fifty-Five Cents ($.55) per share (the "Conversion Price"). By way of illustration, if Holder elects to convert principal and interest totaling One Million One Hundred Thousand Dollars ($1,100,000) and if the balance of principal and interest then due under this Note is said amount or greater, on exercise of the right to convert, Holder shall receive Two Million (2,000,000) Conversion Shares, and the balance then owing under this Note shall be reduced by One Million One Hundred Thousand Dollars ($1,100,000). *Provided*, if the total of advances hereunder is less than the stated principal hereof, then, prior to exercising the right to convert as described herein, Holder shall have the right (but not the obligation) to make one or more additional advances to Borrower, without awaiting a request therefor from Borrower, in such amount as Holder may elect, so that the total advanced hereunder is not more than the stated principal amount of this Note (the "Additional Advances Option"), in which event, if Holder then exercises the right to convert the balance hereunder to Conversion Shares at the Conversion Price (which election may be exercised at the time of such additional advances), the total amount of Conversion Shares issued shall be based upon the total advanced hereunder, including any such additional advance(s) made by Holder pursuant to the Additional Advances Option.

From: 310 827 0600 Page: 4/28 Date: 8/16/2007 11:43:33 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

3. Default. In the case of one or more of the following events with respect to the Borrower (each, a "Default") (i) the Borrower fails to pay when due any payment of principal or interest hereof, or (ii) the Closing Bid Price (as defined in Section 4.1) of the Common Stock is less than $0.01 for 10 consecutive trading days or (iii) the Borrower applies for a trustee, receiver or other custodian for it or a substantial part of its property; a trustee, receiver or other custodian is appointed for such Borrower or for a substantial part of its property, or any bankruptcy, reorganization, debt arrangement, or other case of proceeding, is commenced in respect of the Borrower which, in the case of any involuntary case or proceeding, is not dismissed within thirty (30) days, or (iv) the Borrower materially breaches any of the covenants, terms, conditions, provisions or agreements contained in this Note or in the Assignment and Security Agreement or any other written contract or agreement between Holder and Borrower and, except upon the occurrence of either of conditions (i) and (ii) above, as to which no notice or cure period shall apply, such breach remains uncured for a period of thirty (30) days after receipt from the Holder of written notice thereof, then, notwithstanding the foregoing provisions of this Note, upon the occurrence of any Default, the Holder may, upon written notice to the Borrower, declare the unpaid principal and interest on this Note and all other obligations of such Borrower to the Holder at once due and payable, whereupon in each foregoing case such principal, interest and other obligations shall become at once due and payable. Holder shall be entitled to any and all remedies available at law or in equity as a result of Borrower's failure to pay amounts due hereunder or to perform any other obligation of Borrower hereunder or the occurrence of any Default hereunder, and the recitation herein or in the Assignment and Security Agreement of any specific remedies available to Holder upon Borrower's Default is not intended as an exclusion of any other remedy or right to relief to Holder. All rights, remedies and forms of relief available to Holder hereunder or otherwise at law or in equity for Borrower's breach, violation or failure to perform any of Borrower's obligations hereunder or for Default hereunder shall be cumulative and not exclusive and the pursuit by Holder of any one or more remedies so available shall not constitute an election of remedies.

4. Adjustments. The Conversion Price and the number of Conversion Shares shall be subject to adjustment from time to time as set forth in this Section 4.

4.1 No Adjustment for Change in Stock Price. The Conversion Price stated in Section 2 hereof shall not change based upon fluctuations or changes in the market price or Closing Bid Price (as defined below) of the Common. However, if the Closing Bid Price of the common voting stock of Borrower is sustained at an amount greater than $2.25 per share for any period of ten (10) consecutive trading days (the "Conversion Threshold"), Borrower shall execute an automatic conversion of this Note (principal and accrued interest to date) upon the Holder at the Conversion Price unless Holder notifies Borrower in writing within ten (10) business days after Holder's receipt of Borrower's written notice to convert, whether Holder wishes to convert or to receive full payment of outstanding principal and interest. Upon such conversion, the Conversion Shares shall be issued to Holder at the Conversion Price. *Provided,* prior to any such conversion, Holder shall have the right to exercise the Additional Advances Option by giving notice to Borrower within sixty (60) days after Holder's receipt of notice from Borrower stating that the Conversion Threshold is reached, in which event, if Holder exercises the Additional Advances Option and makes the additional advances to Borrower thereunder, the total of Conversion Shares to be provided to Holder pursuant to this Section shall be based upon

From: 310 827 0600 Page 5/28 Date 8/16/2007 11:43:33 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

the total amount owing hereunder inclusive of such additional advances, if any, made by Holder pursuant to the Additional Advances Option within sixty (60) days after the date on which Holder has received notice from Borrower that the Conversion Threshold has been reached. As used in this Note, "Closing Bid Price" means, for any security as of any date, the last closing bid price for such security at 4:00 p.m. Eastern Standard Time on the Nasdaq National Market as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Nasdaq National Market is not the principal trading market for such security, the last closing bid price of such security at 4:00 p.m. Eastern Standard Time on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over the counter market on the electronic bulletin board for such security at 4:00 p.m. Eastern Standard Time as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid and ask prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc.

4.2 Adjustments for Certain Dilutive Issuances, Splits and Combinations. (a) **Stock Splits and Dividends.** If at any time or from time to time after the date hereof when any principal amount under this Note is outstanding, the Borrower fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), the Conversion Price shall be proportionately decreased and the number of Conversion Shares issuable to the Holder on exercise of conversion rights under this Note shall be increased in proportion to such increase of the aggregate total of the shares of Common Stock outstanding and shares issuable with respect to such Common Stock Equivalents. In the event that, following any adjustment pursuant to this Section 4.2(a) with respect to Common Stock Equivalents, the right to acquire shares of Common Stock pursuant to such Common Stock Equivalents shall expire or be terminated unexercised, there shall be a proportionate readjustment to increase the Conversion Price and decrease the number of Conversion Shares, *providing* however that the Conversion Price shall not in any event exceed the amount thereof stated in Section 2.1 of this Note.

(b) **Reverse Stock Splits.** Please see Schedule A attached hereto and incorporated by reference. If at any time or from time to time after the Issue Date and while this Note, or any portion thereof, is outstanding, the number of shares of Common Stock is decreased by a combination (by reverse stock split or otherwise) of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be proportionately adjusted and the Holder shall receive, in lieu of the Conversion Shares issuable on such conversion immediately prior to such effective date, the Common Shares or other capital stock to which the Holder would have been entitled if the Holder had so converted this Note immediately prior thereto, all subject to successive adjustments thereafter from time to time pursuant to, and in accordance with, the provisions of this Section 4.

From: 310 827 0600 Page 6/28 Date: 8/16/2007 11:43:34 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

4.3 Adjustment for Reorganization, Consolidation, Merger or Reclassification. If after the date hereof the Borrower shall (i) effect a capital reorganization, (ii) consolidate with or merge into any other person, other than a consolidation or merger in which the Company is the continuing corporation, (iii) change the shares of Common Stock issuable upon conversion of this Note into the same or a different number of shares of any class(es) or series of stock, whether by reclassification or otherwise, (iv) exchange on a statutory basis securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), or (v) sell, transfer or convey to another entity of the property or assets of the Company as an entirety or substantially as an entirety under any plan or arrangement contemplating the dissolution of the Borrower, then, in each such case, the Holder, upon the conversion of this Note as provided in Section 2 or Section 4.1 hereof at any time or from time to time after the consummation of such reorganization, consolidation, reclassification, merger or sale, or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Conversion Shares issuable on such conversion immediately prior to such consummation or such effective date, as the case may be, the stock and property (including cash) to which the Holder would have been entitled upon the consummation of such reorganization, consolidation, reclassification or merger, or in connection with such dissolution, as the case may be, if the Holder had so converted this Note immediately prior thereto (assuming the payment by the Holder of the Conversion Price therefor as required hereby in a form permitted hereby, which payment shall be included in the assets of the Borrower for the purposes of determining the amount available for distribution), all subject to successive adjustments thereafter from time to time pursuant to, and in accordance with, the provisions of this Section 4.3. Notice of any such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and of said provisions so proposed to be made, shall be mailed to Holder not less than 20 days prior to such event.

5. No Obligation to Make Advances The terms and provisions hereof shall apply to the total of amounts actually loaned and advanced by Holder to Borrower, and notwithstanding any term or provision hereof expressly or implied to the contrary, nothing in this Note shall require Holder to make any payment, loan, advance or transfer of money, funds or property in any amount to Borrower. Borrower hereby acknowledges Holder has made an initial advance hereunder in the amount of Five Hundred Thousand Dollars ($500,000). Any further or additional advance hereunder shall be in the sole and absolute discretion of Holder.

6. Waiver of Certain Rights. Subject to any applicable notice periods, all parties to this Note, including maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be without notice or consent of any of them.

7. Enforcement. Upon Default, Holder may employ an attorney to enforce the Holder's rights and remedies and the maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the Holder reasonable attorneys' fees, plus all other reasonable

From: 310 827 0600 Page: 7/28 Date: 8/16/2007 11:43:34 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

expenses incurred by the Holder in exercising any of the Holder's rights and remedies upon Default. The rights and remedies of the Holder as provided in this Note shall be cumulative and may be pursued singly, successively, or together against any other funds, property or security held by the Holder for payment or security, in the sole discretion of the Holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time. Borrower acknowledges and agrees that all of the terms and conditions of this Note are reasonable and have been the subject of negotiation and agreement between Borrower and Holder. The terms and conditions hereof, including, but not limited to Holder's rights to convert the balance hereunder to Conversion Shares, and the right of Holder to acquire Conversion Shares notwithstanding prepayment pursuant to Section 1(b) hereof, and all other rights and benefits hereby afforded to Holder, are fair, reasonable, appropriate and supported by valid, adequate and sufficient consideration in consideration of the value to Borrower of the funds advanced by Holder pursuant to this Note and the relative risks assumed by Holder in making any advance of funds hereunder to Borrower.

8. No Shareholder Rights. Except as to rights obtained by Holder upon acquiring Conversion Shares hereunder, nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder of the Borrower.

9. Miscellaneous.

The following general provisions apply:

(a) This Note, and the obligations and rights of the Borrower hereunder, shall be binding upon and inure to the benefit of the Borrower, the Holder, and their respective heirs, personal representatives, successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Note without the prior written consent of the Holder, which consent may be withheld or denied in Holder's sole and absolute discretion. Holder's rights and entitlements under this Note are freely transferable and assignable without conditions, and Holder shall at all times have the right to sell, assign, pledge, hypothecate or otherwise transfer part or all of Holder's rights and entitlements under this Note to one or more persons or entities, which assignment(s) shall be binding and effective upon notice thereof being given to Borrower. Holder shall further have the right, with or without assigning any other right or interest hereunder, to exercise the right to receive some or all of the Conversion Shares hereunder or may designate one or more persons or entities to receive Conversion Shares upon Holder's exercise of any right of conversion granted hereunder, and upon notice from Holder to Borrower, the Conversion Shares shall be issued in the name or names of the person(s) or entity(ies) so designated in writing by Holder to Borrower. Borrower shall not adopt or create any restrictions on ownership of the shares of Borrower that would prevent, condition or otherwise limit or restrict the ability of Holder to exercise the right provided in the preceding sentences of this Subsection.

(b) Changes in or amendments or additions to this Note may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), only upon written consent of the Borrower and the Holder. Any proposed,

From: 310 827 0600 Page 8/28 Date: 8/16/2007 11:43:34 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

purported or alleged change, modification or amendment to this Note which is not fully set forth in a writing signed by Borrower and Holder shall be null and void and of no force or effect.

(c) All payments shall be made in such coin and currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

(d) All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by reliable overnight courier service, or delivered by hand, to the Borrower at the principal offices of the Borrower or to the Holder at the address provided by Holder to Borrower for purposes of giving notices to Holder, or to such other address as may be furnished in writing to the other party hereto and shall be effective upon receipt providing that any such other address must be within the United States at a location accessible at all times during normal business hours by the general public.

(e) This Note will be governed by and interpreted and construed in accordance with the internal laws of the State of California (without reference to principles of conflicts or choice of law that would result in the application of laws of another jurisdiction). The Borrower and the Holder, by their acceptance hereof, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in Los Angeles in the State of California over any action or proceeding arising out of or relating to this Note, and hereby irrevocably agree that all claims in respect to such action or proceeding may be heard and determined in such state or federal court. The Borrower and the Holder each agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

From: 310 827 0600 Page 9/28 Date 8/16/2007 11:43:35 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

IN WITNESS WHEREOF, the Borrower has caused this instrument to be executed in its corporate name by its duly authorized officer as of the __th day of May, 2007.

DAVI SKIN, INC., a Nevada corporation

By:

Name: Joe Spellman
Title: President, CEO

From: 310 827 0600 Page 10/28 Date 8/16/2007 11 43 35 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

SCHEDULE A

Section 4.2(b) shall not apply to Holder.

From: 310 827 0600 Page: 11/28 Date: 8/16/2007 11:43:36 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

ASSIGNMENT AND SECURITY AGREEMENT

THIS ASSIGNMENT AND SECURITY AGREEMENT (this "Agreement") is made and entered into effective May _____, 2007, by and between **DAVI SKIN, INC., a Nevada corporation** (herein called "Assignor") and **AMIN S. LAKHA, a married man in his separate estate** (hereinafter referred to "Assignee").

WHEREAS, for good and valuable consideration, Assignor has given a 9% Senior Secured Convertible Note Due March 25, 2010, in the principal amount of $2,200,000 (the "Note"), the terms and conditions of which are incorporated herein by this reference; and

WHEREAS, as a condition of providing funds pursuant to the Note, Assignee has required and Assignor has agreed to provide an assignment of certain rights, interests and entitlements held by Assignee, as more particularly described herein, to secure Assignor's performance and payment of all obligations and amounts due from Assignor's under the Note and Assignee's receipt of all benefits to be derived by Assignee under the Note, now, therefore,

Assignor and Assignee agree as follows:

1. License Agreement and Davi Fee. Pursuant to Letter Agreement dated February 13, 2006 (the "Letter Agreement"), between and among Assignor, Constellation Wines U.S., Inc. ("CWUS"), and Robert Mondavi Corporation, a California corporation and affiliate of CWUS ("RMC"), a true and complete copy of which is attached as **Exhibit A** to this Agreement, Assignor is entitled to receive payments, defined and referred to in the Letter Agreement as the "Davi Fee," based upon Royalty payments and other amounts payable to RMC pursuant to a certain License Agreement effective as of February 7, 2006, between RMC and Waterford Wedgwood USA, Inc., a New York corporation (the "License Agreement"), a true and complete copy of which is attached as **Exhibit B** to this Agreement.

2. Assignment of Interests. Assignor hereby unconditionally and irrevocably transfers and assigns to Assignee all of Assignor's right, title and interest in and to the Letter Agreement and all rights, entitlements, interests and benefits of any and all kinds Assignee has, direct or indirect, derivative or otherwise, in and arising from or by way of the License Agreement, the foregoing including, but not limited to, the right of Assignee to receive all amounts otherwise payable to Assignor as the Davi Fee and any and all other amounts Assignee is entitled to receive or to be paid, directly or indirectly, under the Letter Agreement or the License Agreement or both of such agreements, all of the foregoing being referred to herein as the "Assigned Rights." This is a present, outright assignment and not an assignment for security and entitles Assignee to a present and immediate interest, not contingent upon the occurrence of some intervening event or satisfaction of a condition precedent.

3. License to Assignor to Receive Payments. Notwithstanding the present, outright nature of this assignment as stated in Section 2 above, so long as no Default (as defined below) exists hereunder or under the Note, all amounts payable and/or receivable by Assignor under the Letter Agreement and/or License Agreement, including, but not limited to the Davi Fee may be payable to Assignor the same as though no assignment of the Assigned Rights were in existence. If a Default shall occur and is not cured, all amounts payable to Assignor under either or both of the Letter Agreement and License Agreement shall be payable directly to and receivable directly by Assignee, and Assignee shall be the sole holder of all benefits, entitlements and amounts payable under the Assigned Rights. Assignee shall have the unconditional and irrevocable right to give notice to RMC, CWUS and any other person or entity to whom Assignee deems, in its sole discretion, to give notice declaring that a Default exists, and on receipt of such notice, Assignor hereby directs that all persons or entities obligated to make payment or provide benefits to Assignor shall, on receipt of such notice from Assignee, pay, direct and provide all such benefits to Assignee or to such person or entity as Assignee may designate. *Provided*, Assignee shall have the right, but not the obligation, to waive the right to receive part or all of such payments or benefits notwithstanding the existence of a Default, if, in Assignee's sole and absolution discretion, part or all of

EXHIBIT B

From: 310 827 0600 Page 12/28 Date 8/16/2007 11 43 36 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

such payments or benefits should be paid or provided to Assignor or to a third party for Assignor's benefit so as to avoid a default or delinquency by Assignor under any other obligation of Assignor, including, but not limited to payment of taxes, debt service, or other obligations. Assignee shall have no obligation to allow part or all of such payments or benefits to be so paid, in the event a Default exists at the time of the making of Distributions by any of the Companies, and the determination by Assignee to allow any part of the payments or benefits to be directed to such payment shall not constitute a waiver of the right of Assignee to receive all subsequent payments or benefits assigned to Assignee pursuant to this Agreement for so long as any Default exists hereunder and is not fully cured. Assignor hereby acknowledges and agrees that this Agreement by itself constitutes sufficient direction and authorization to RMC, CWUS and Waterford Wedgwood to make payment to Assignee of all amounts hereby assigned, including, but not limited to the Davi Fee, on receipt by the authorized agent for such entity of a notice from Assignee stating that a Default hereunder exists. Each of such companies and the officers and agents thereof may rely upon such notice with acquittance. Nonetheless, without qualifying the foregoing statement or any other term hereof, Assignor hereby also further agrees to execute any and all documents, instruments and instructions as may be deemed reasonable, necessary or desired (including, but not limited to documents as may be requested by RMC, CWUS or Waterford Wedgwood) to effect the payment of all amounts and provision of all benefits to Assignee as provided for hereunder.

4. No Further Assignment or Other Transfer. Assignor shall be absolutely prohibited and barred from entering into, making, contracting for or otherwise granting or effecting any transfer, gift, pledge, encumbrance, sale, grant of a security interest in or other assignment or of the Assigned Rights or any interest therein, direct or indirect, actual or contingent, and any such action shall be null and void and of no force or effect.

5. Default. Any default by Assignor under the Note (including, but not limited to failure to pay in full the balance owing under the Note by its Maturity Date) or of any security instrument or contractual undertaking given to secure payment and/or performance of the Note, or any breach of this Agreement (including, but not limited to a breach of any of the representations, covenants and warranties herein stated), shall constitute a Default hereunder. In addition, a Default shall exist hereunder if:

5.1 Assignor makes an assignment for the benefit of creditors or applies for the appointment of a trustee, liquidator or receiver of any part of Assignor's assets or commences any proceeding relating to Assignor for protection under any federal or state laws related to bankruptcy, insolvency, reorganization or similar laws, or

5.2 Assignor has a proceeding commenced against Assignor relating to the appointment of a trustee, liquidator or receiver pursuant to federal or state laws relating to bankruptcy, insolvency, reorganization or similar laws and such proceeding is not dismissed within 30 days after the filing of such proceeding.

6. Remedies. In the event Assignor shall be in default pursuant to this Agreement, in addition to the rights and remedies expressed herein, including but not limited to the rights and remedies provided in Section 3 hereof, Assignee shall have all of the rights and remedies available in law or equity and without limiting generality of the foregoing shall be entitled to declare immediately due and payable all amounts owed by Assignor to Assignee, including, but not limited to the balance owing under the Note, and all other amounts of any nature whatsoever owed by Assignor to Assignee. The foregoing remedies are in addition to and not in lieu of or to the exclusion of all rights and remedies of Assignee under the Note and all other rights and remedies Assignee may have at law or in equity, all of which shall be cumulative and not exclusive.

7. Assignability. Assignee's rights hereunder are fully and unconditionally transferable and assignable, in whole or in part. Such assignment shall be in writing and executed by Assignee.

From: 310 827 0600 Page 13/28 Date 8/16/2007 11 43 36 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

8. Representations, Covenants and Warranties. In addition to all representations, covenants and warranties contained herein, Assignor represents, covenants and warrants as follows to and for the benefit of Assignee:

8.1 Assignor has not granted or entered into any prior assignment, transfer, sale, pledge, hypothecation, or grant of any interest of any nature, contingent or direct, conditional or unconditional, express or implied, in the Assigned Rights. There are no liens or encumbrances against the Assigned Rights, and no other person or entity, other than Assignor and Assignee has any right, title or interest in or to the Assigned Rights or any portion thereof.

8.2 Each of the License Agreement and the Letter Agreement is in fully enforceable according to its terms and each is in full force and effect as written. Neither agreement has been modified or amended in any way, in writing or orally, expressly or by implication. Neither agreement is in default and no facts or conditions exist as of the date hereof which, with the passage of time or giving of notice, would constitute a default under either Agreement.

8.3 Assignor has the full right and entitlement to assign its interests in the Letter Agreement and such interests as it may derive from the License Agreement and has taken and completed all actions necessary to the assignment of the Assigned Rights hereunder, and nothing in this Agreement constitutes or will constitute a breach, violation, default or contravention of any contract, agreement, promise, undertaking, court order, judgment, decree or legal obligation of any nature to which Assignor is a party or which is binding upon or effective as to Assignor.

8.4 Assignor has completed all necessary corporate actions required for the entry into and performance of its obligations under this Agreement. Assignor's entry into this Agreement and its assignment of the Assigned Rights hereunder have been fully approved, authorized, and consented to by the board of directors and all other officials and persons interested in Assignor from whom approval, authorization or consent is or may be required. The person or persons executing this Agreement on behalf of Assignor are fully authorized to act for and bind Assignor to the terms and conditions hereof.

9. Further Assurances. Assignor agrees to execute and deliver all additional documents, instruments, certificates and acknowledgments as may be required or requested by Assignee to effectuate the terms and actions described herein.

10. UCC Financing Statements. Assignor hereby authorizes Assignee to file or cause to be filed all such Uniform Commercial Code Financing Statements as may be deemed reasonable or necessary by Assignee in all offices in which Assignee determines to make such filings, further including continuation statements with respect thereto, to perfect and give public notice of the security interests herein granted.

11. RMC and CWUS Consent and Acknowledgment. RMC and CWUS, by the signatures of their authorized officers below, acknowledge receipt of this Agreement and the assignment of the Assigned Rights hereunder and further agree that they are bound by the terms of the Letter Agreement and the obligation to pay the Davi Fee as described therein and to provide the other benefits to Assignor as described in the Letter Agreement and, in consideration of the funds advanced by Assignee pursuant to the Note, each agrees that the Royalty provisions of the License Agreement (including, but not limited to the guarantied Royalty) and the Letter Agreement shall not be amended, waived, canceled, terminated or otherwise modified without the express written consent of Assignee.

12. Satisfaction of Obligations. Upon full and final payment and satisfaction of the obligations under the Note, the terms hereof shall be terminated, and Assignee shall have no further right, title or interest in the Assigned Rights by virtue of this Agreement (but the termination of interests granted hereunder shall not affect any interest granted by any other instrument independent hereof).

From: 310 827 0600 Page: 14/28 Date: 8/16/2007 11:43:37 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

13 Entire Agreement. This Agreement, including the Note and the instruments referred to herein and the Exhibits hereto, contains the entire understanding and agreement of Assignor and Assignee with respect to the subject matter described herein. Any prior understandings and agreements, written or oral, are of no force or effect.

14 No Amendment. This Agreement may not be amended or waived orally or by conduct or inaction. This Agreement may be amended only by a document expressly stating it is intended by Assignor and Assignee to modify or amend this Agreement, which must also be signed by Assignor and Assignee to be of any force or effect.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first written above.

ASSIGNOR:

DAVI SKIN, INC

By: ______________________
Name: ______________________
Title: ______________________

ASSIGNEE:

____
Amin S. Lakha

FOR PURPOSES OF SECTION 11 HEREOF
[RMC AND CWUS CONSENT AND ACKNOWLEDGMENT]:

ROBERT MONDAVI CORPORATION

By: ______________________
Name: ______________________
Title: ______________________

CONSTELLATION WINES U.S., INC.

By: ______________________
Name: ______________________
Title: ______________________

From: 310 827 0600 Page: 15/28 Date: 8/16/2007 11:43:37 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

INCENTIVE STOCK OPTION AGREEMENT OF DAVI SKIN, INC.

A Nevada Corporation

This Agreement is made between Davi Skin, Inc. (hereinafter referred to as the "Company"), and Andy Lakha (hereinafter referred to as "Lakha").

1. Option Granted

The Company hereby grants to Lakha an option to purchase 125,000 shares of Davi Skin, Inc. Common Stock at a purchase price of $0.25 per share.

2. Time of Exercise of Option

Lakha may exercise the option granted herein at any time, and from time to time, until termination of the option as provided herein.

3. Method of Exercise

This option shall be exercised by written notice delivered to the Company at its principal place of business, stating the number of shares for which the option is being exercised. The notice must be accompanied by a check or other methods of payment acceptable to the Company for the amount of the purchase price.

4. Capital Adjustments

(a) The existence of this option shall not affect in any way the right or power of the Company or its stockholders to: (1) make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business; (2) enter into any merger or consolidation; (3) issue any bonds, debentures, preferred or prior preference stocks ahead of or affecting the common stock or the rights thereof, (4) issue any securities convertible into any common stock, (5) issue any rights, options, or warrants to purchase any common stock, (6) dissolve or liquidate the Company, (7) sell or transfer all or any part of its assets or business, or (8) take any other corporate act or proceedings, whether of a similar character or otherwise.

(b) The shares with respect to which this option is granted are shares of the common stock of the Company as presently constituted, but if and whenever, prior to the delivery by the Company of all the shares of the stock with respect to which this option is granted, the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the stock outstanding without receiving compensation therefor in money, services, or property, the number of shares of stock then remaining subject to this option shall: (1) in the event of an increase in the number of outstanding shares, be proportionately increased, and the cash consideration payable per share shall be proportionately reduced; or (2) in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the cash consideration payable per share shall be proportionately increased.

EXHIBIT C

From: 310 827 0600 Page: 16/28 Date: 8/16/2007 11:43:37 AM

5. Merger and Consolidation

If there shall, prior to the exercise of any of the options provided for by this Agreement, be any reorganization of the authorized capital of the Company by way of consolidation, merger, subdivision, amalgamation or otherwise, or the payment of any stock dividends, then there shall automatically be an adjustment in either or both of the number of shares which may be purchased pursuant hereto or the price at which such shares may be purchased so that the rights evidenced hereby shall thereafter as reasonably as possible be equivalent to those originally granted hereby. The Company shall have the sole and exclusive power to make such adjustments as it considers necessary and desirable.

In the event of a complete liquidation of the Company or a merger, reorganization, or consolidation of the Company with any other corporation in which the Company is not the surviving corporation, or the Company becomes a wholly-owned subsidiary of another corporation, any unexercised options granted under this Agreement shall be deemed cancelled unless the surviving corporation in any such merger, reorganization, or consolidation elects to assume the options under this Agreement or to issue substitute options in place thereof; provided, however, that notwithstanding the foregoing, if such options would be cancelled in accordance with the foregoing, Lakha shall have the right exercisable during a ten-day period ending on the fifth day prior to such liquidation, merger, or consolidation to exercise such option in whole or in part without regard to any installment exercise provisions in this Agreement.

6. Transfer of this Option

During Lakha's lifetime, this option shall be exercisable only by Lakha. This option shall not be transferable by Lakha.

7. Termination of Option

This option shall terminate on the earliest of the following dates:

(a) five years after the date the Option is granted.

(b) three months after the date that the ________'s ceases to provide services to the Company and its subsidiaries, if such cessation is for any reason other than Disability or death,

(c) one year after the date the ________'s ceases to provide services to the Company, and its subsidiaries, if such cessation is a result of death or Disability;

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

8. Rights as Shareholder

Lakha will not be deemed to be a holder of any shares pursuant to the exercise of this option until he or she pays the option price and a stock certificate is delivered to him or her for those shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date the stock certificate is delivered.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ___ day of _____, _______.

Davi Skin, Inc.

____

Its: Plan Administrator

Andy Lakha:

____

Mr. Andy Lakha

From: 310 827 0600 Page: 18/28 Date: 8/16/2007 11:43:38 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

EXHIBIT A

NOTICE OF STOCK OPTIONEE EXERCISE

OPTIONEE INFORMATION:

Name: ______________________ Social Security Number: _____ - ____ - _______

Address: ____

OPTION INFORMATION:

Date of Grant: __________ Type of Option: Qualified

Exercise Price per share: $ 0.25____

Total Number of shares of the Common Stock of Davi Skin, Inc. covered by Option:
____125,000 Shares

EXERCISE INFORMATION:

The undersigned, Optionee, hereby irrevocably elects to exercise the purchase right represented by such Option for, and to purchase hereunder ________ shares of Common Stock of the Corporation, and herewith tenders payment of $__________ in full payment of the exercise price for such shares, and requests that the certificate for such shares purchased hereunder be issued [you must check one]:

[ ] in my name only; or
[ ] in the names of my spouse and myself as community property; or
[ ] in the names of my spouse and myself as joint tenants with the right of survivorship; or
[ ] in the name of the corporation or business enterprise set forth below, as my nominee.

______________________ ______________________
Optionee's or Nominee's Name My spouse's name (if applicable)

____
Address

____
City, State and Zip

Dated: ________________, 200__

From: 310 827 0600 Page: 19/28 Date: 8/16/2007 11:43:38 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

DAVI

AGREEMENT TO ASSIGN STOCK OPTIONS

April 12, 2007

Andy Lakha has agreed to lend up to Two Million Two Hundred Thousand Dollars ($2,200,000) in Davi Luxury Brand Group, Inc. f/k/a Davi Skin, Inc., a Nevada corporation ("Davi") pursuant to the terms of a convertible debenture to be issued by Davi whereby said loan will be convertible into Davi common stock in the future. In further consideration for this investment, and recognizing the beneficial value that such loan will have to Davi, the undersigned hereby agree to assign to Andy Lakha or his designee, stock options to acquire up to 125,000 shares of Davi stock at a strike price of twenty five cents ($.25) per share that are held by the undersigned as the founder and director of Davi. The assignment of the options reflected herein are subject to compliance with all federal and state securities laws governing the issuance and assignment of such options. The undersigned agrees to cooperate with Andy Lakha and Davi in obtaining any approvals necessary for such assignment.

_____________________ Dated: April 12 2007
Carlo Mondavi

EXHIBIT D

** TOTAL PAGE.02 **

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

NEITHER THIS WARRANT NOR THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS WARRANT NOR THE SHARES ISSUABLE UPON EXERCISE HEREOF MAY BE SOLD, PLEDGED, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT.

STOCK PURCHASE WARRANT

To Purchase4,000,000 Shares of Common Stock of

Davi Skin, Inc.

THIS CERTIFIES that, for value received, Andy Lakha (the "Holder"), shall have the right to purchase from Davi Skin, Inc., a Nevada corporation (the "Company"), 4,000,000 fully paid and nonassessable shares of the Company's Common Stock (the "Common Stock") at an exercise price of $1.10 US per share (the "Exercise Price"), subject to further adjustment as set forth in Section 3 hereof, at any time until 5:00 P.M., Pacific time, at the end of 2012 which is 60 months from the date of issuance (the "Termination Date").

1. Title to Warrant. Prior to the Termination Date and subject to compliance with applicable laws, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed.

2. Authorization of Shares. The Company covenants that all shares of Common Stock which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of the rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

3. Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made at any time or times on or after the closing of the offering, and before the close of business on the Termination Date by the surrender of this Warrant and the Notice of Exercise Form annexed hereto duly executed, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered holder hereof at the address of such holder appearing on the books of the Company) and upon payment of the Exercise Price of the shares thereby purchased by wire transfer or cashier's check drawn on a

EXHIBIT E

From: 310 827 0600 Page: 21/28 Date: 8/16/2007 11:43:39 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

United States bank, the holder of this Warrant shall be entitled to receive a certificate for the number of shares of Common Stock so purchased. [redacted] Certificates for shares purchased hereunder shall be delivered to the holder hereof within [redacted] after the date on which this Warrant shall have been exercised as aforesaid. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price and all taxes required to be paid by Holder, if any, pursuant to Section 4 prior to the issuance of such shares, have been paid.

Comment [BRC1]: Call provision

Comment [BRC2]: Change to business days if underlying stock is not trading

4. Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to the holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, and such certificates shall be issued in the name of the holder of this Warrant or in such name or names as may be directed by the holder of this Warrant; provided, however, that in the event certificates for shares of Common Stock are to be issued in a name other than the name of the holder of this Warrant, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the holder hereof; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

5. Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant.

6. Transfer, Division and Combination. (a) Subject to compliance with any applicable securities laws, transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of shares of Common Stock without having a new Warrant issued.

(b) This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by Holder or its agent or attorney. Subject to compliance with Section 6(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new

From: 310 827 0600 Page 22/28 Date 8/16/2007 11:43:39 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

(c) The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 6.

(d) The Company agrees to maintain, at its aforesaid office, books for the registration and the registration of transfer of the Warrants.

7. No Rights as Shareholder until Exercise. This Warrant does not entitle the holder hereof to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price, the Warrant Shares so purchased shall be and be deemed to be issued to such holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

8. Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant certificate or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

9. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

10. Adjustments of Exercise Price and Number of Warrant Shares. (a) Stock Splits, etc. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of any of the following. In case the Company shall: (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the holder of this Warrant shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which he would have owned or have been entitled to receive had such Warrant been exercised in advance thereof. Upon each such adjustment of the kind and number of Warrant Shares or other securities of the Company which are purchasable hereunder, the holder of this Warrant shall thereafter be entitled to purchase the number of Warrant Shares or other securities resulting from such adjustment at an Exercise Price per Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares

From: 310 827 0600 Page 23/28 Date 8/16/2007 11:43:40 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

purchasable pursuant hereto immediately prior to such adjustment and dividing by the number of Warrant Shares or other securities of the Company resulting from such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

(b) Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("Other Property"), are to be received by or distributed to the holders of Common Stock of the Company, then Holder shall have the right thereafter to receive, upon exercise of this Warrant, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board of Directors of the Company) in order to provide for adjustments of shares of Common Stock for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 10. For purposes of this Section 10, "common stock of the successor or acquiring corporation" shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 10 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

11. Notice of Adjustment. Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall promptly mail by registered or certified mail, return receipt requested, to the holder of this Warrant notice of such adjustment or adjustments setting forth the number of Warrant Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was

From: 310 827 0600 Page: 24/28 Date: 8/16/2007 11:43:40 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

made. Such notice, in the absence of manifest error, shall be conclusive evidence of the correctness of such adjustment.

12. Notice of Corporate Action. If at any time:

(a) the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or

(b) there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation or,

(c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give to Holder (i) at least 3 days' prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 3 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to Holder at the last address of Holder appearing on the books of the Company and delivered in accordance with Section 14(d).

From: 310 827 0600 Page: 25/28 Date: 8/16/2007 11:43:41 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

13. Authorized Shares. The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Principal Market upon which the Common Stock may be listed.

The Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (c) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

Upon the request of Holder, the Company will at any time during the period this Warrant is outstanding acknowledge in writing, in form reasonably satisfactory to Holder, the continuing validity of this Warrant and the obligations of the Company hereunder.

Before taking any action which would cause an adjustment reducing the current Exercise Price below the then par value, if any, of the shares of Common Stock issuable upon exercise of the Warrants, the Company shall take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Exercise Price.

Before taking any action which would result in an adjustment in the number of shares of Common Stock for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

14. Miscellaneous.

(a) Jurisdiction. This Warrant shall be binding upon any successors or assigns of the Company. This Warrant shall constitute a contract under the laws of Nevada

From: 310 827 0600 Page: 26/28 Date: 8/16/2007 11:43:41 AM

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

without regard to its conflict of law, principles or rules, and be subject to arbitration pursuant to the terms set forth in the Purchase Agreement.

(b) Restrictions. The holder hereof acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

(c) Non-waiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder's rights, powers or remedies, notwithstanding all rights hereunder terminate on the Termination Date. If the Company fails to comply with any provision of this Warrant, the Company shall pay to Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys' fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(d) Notices. Any notice, request or other document required or permitted to be given or delivered to the holder hereof by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

(e) Limitation of Liability. No provision hereof, in the absence of affirmative action by Holder to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(f) Remedies. Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(g) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

(h) Indemnification. The Company agrees to indemnify and hold harmless Holder from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys' fees, expenses and disbursements of any kind which may be imposed upon, incurred by or asserted against Holder in any manner relating to or arising out of any failure by the Company to perform or observe in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Warrant; provided, however, that the Company will not be liable hereunder to the extent that any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys' fees, expenses or

From: 310 827 0600 Page 27/28 Date 8/16/2007 11:43:41 AM

disbursements are found in a final non-appealable judgment by a court to have resulted from Holder's negligence, bad faith or willful misconduct in its capacity as a stockholder or warrant holder of the Company.

(i) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(j) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(k) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated this XXXXXXXXXXXX

Davi Skin, Inc.

By: ______________________________

Authorized Representative

NOTICE OF EXERCISE

To: Davi Skin, Inc.

(1) The undersigned hereby elects to purchase _______ shares of Common Stock (the "Common Stock"), of Davi Skin, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

____
(Name)

____
(Address)

____

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com